SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: April 9, 2008

Yadkin Valley Financial Corporation

North Carolina (State of incorporation)	20-4495993 (I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina (Address of principal executive offices)	28621-3404 (Zip Code)
Issuer’s telephone number: (336) 526-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
Yadkin Valley Financial Corporation announced that it has completed a merger with Cardinal State Bank, which was headquartered in Durham, NC. Based on December 31, 2007 financial statements, the combined entity will have approximately $1.4 billion on total assets, $1.0 billion in net loans held for investment, and $1.1 billion in deposits. Common shares outstanding will total approximately 11.4 million. The Bank will serve eleven counties in central and western North Carolina through its twenty-eight full-service branches.
Cardinal State Bank (“Cardinal”) merged with and into Yadkin Valley Bank and Trust Company (the “Bank”), a wholly owned subsidiary of Yadkin Valley Financial Corporation (the “Company”) in a cash and stock deal whereby Cardinal shareholders will receive $23.5 million in cash and approximately 884,000 shares in Company stock. In addition holders of Cardinal stock options will receive $0.9 million in cash and approximately 140,000 options to buy shares of Company stock at average price of $13.03/share.
The outstanding shares of the Company’s common stock, with respect to each shareholder of record of Cardinal common stock as of February 11, 2008, were converted into the right to receive:
(i)	a number of shares of Company common stock equal to the product of 0.91771 times the number of shares of Cardinal common stock held by such holder of record;

(ii)	an amount in cash equal to the product of $17.62 times the number of shares of Cardinal common stock held by such holder of record; or

(iii)	a combination of shares of Company common stock and cash subject to an overall mix of 42% stock and 58% cash.
A copy of the news release announcing the completion of the Merger is attached as Exhibit (99.1) to this report and is incorporated by reference into this Item 2.01. The Cardinal proxy statement/prospectus, dated February 11, 2008, was mailed to Cardinal shareholders on or around February 15, 2008. This proxy statement/prospectus sets forth additional information with respect to the Merger.
The total consideration for stock and options of approximately $42.0 million is based on the Company stock price of $19.01 per share on June 14, 2007, which was the date that the merger agreement was signed.
The stock portion of the deal represents 42% of the 2,294,662 shares of Cardinal common stock that were outstanding as of the close of business on March 31, 2008, times the conversion ratio in the Merger Agreement of 0.91771. The $23.5 million in cash and the 884,000 new shares of Company common stock will be distributed to Cardinal shareholders after the shareholder election and certificate transmittal forms have been tabulated. Each shareholder who submitted his/her form by the April 4th deadline should receive a check, book entry advice of shares held by the transfer agent, or a combination thereof by April 30, 2008.
Shareholders or brokers with questions about allocation or issuance of checks and Company stock should contact the Company at 336-526-6312 or the transfer agent, First Citizens, at 877-685-0576 during normal business hours.
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in twenty-eight branches throughout its four regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham and Orange Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina.

The securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
Item 9.01: Exhibit:
     Exhibit 99: Press Release

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Bank and Trust Company
By:	/s/ Edwin E. Laws
Edwin E. Laws
Chief Financial Officer

Date: April 8, 2008